Exhibit 99.1

Portola Pharmaceuticals Reports Third Quarter 2017 Financial Results

and Provides Corporate Update

SOUTH SAN FRANCISCO, Calif., November 6, 2017—Portola Pharmaceuticals Inc.® (Nasdaq: PTLA) will today report financial results and provide a corporate update for the quarter ended September 30, 2017.

“Following FDA approval of our first product, Bevyxxa, our team has been working diligently to bring this important new medicine to patients in need, and we are pleased to report good progress with the FDA on achieving product release,” said Bill Lis, chief executive officer of Portola. “We are also continuing to advance AndexXa, the first-ever Factor Xa inhibitor antidote. This treatment is highly anticipated by the medical community and we are continuing discussions with U.S. and European regulatory authorities on our filings for this novel therapy.”

Recent Achievements, Upcoming Events and Milestones

Betrixaban -– an oral, once-daily Factor Xa inhibitor

•	Bevyxxa® (betrixaban) received U.S. Food and Drug Administration (FDA) approval for hospital and extended duration prophylaxis (35 to 42 days) of venous thromboembolism (VTE) in adult patients hospitalized for an acute medical illness who are at risk for thromboembolic complications due to moderate or severe restricted mobility and other risk factors for VTE

•	Committee for Medicinal Products for Human Use (CHMP) opinion anticipated by the end of 2017

•	Multiple abstracts accepted at the upcoming American Heart Association (AHA) and American Society of Hematology (ASH) annual meetings

AndexXa® (andexanet alfa) – a Factor Xa inhibitor antidote in development for patients treated with a Factor Xa inhibitor when reversal of anticoagulation is needed due to life-threatening bleeding or when urgent surgery is required; designated a Breakthrough Therapy and an Orphan Drug by the FDA

•	The FDA has set an action date of February 3, 2018 to respond to our Biologics License Application (BLA)

•	CHMP opinion anticipated in Q1 2018

•	Multiple abstracts accepted at the upcoming AHA and ASH annual meetings

Corporate

•	Public offering successfully completed in September 2017, the net proceeds of which, including exercise of the underwriters’ over-allotment option, were $380.6 million.

•	Industry veteran John “Jack” Lawrence, M.D. appointed senior vice president and chief medical officer. Dr. Lawrence previously served as vice president and cardiovascular therapeutic area head for Bristol-Myers Squibb, including global responsibilities for apixaban.

Third Quarter 2017 Financial Results

Collaboration and license revenue earned under Portola’s collaboration and license agreements with Bristol-Myers Squibb Company, Pfizer, Bayer Pharma, Janssen Pharmaceuticals and Daiichi Sankyo was $3.8 million for the third quarter of 2017, compared with $9.3 million for the third quarter of 2016.

Total operating expenses for the third quarter of 2017 were $84.3 million, compared with $100.8 million for the same period in 2016. Total operating expenses for the third quarter of 2017 included $10.1 million in stock-based compensation expense, compared with $7.8 million for the same period in 2016.

Research and development expenses were $55.3 million for the third quarter of 2017, compared with $87.2 million for the third quarter of 2016. The decrease in R&D expenses was largely attributable to a $27.3 million one-time charge taken in the third quarter of 2016 resulting from the Company’s decision to suspend Line C manufacturing at CMC Biologics.

Selling, general and administrative expenses for the third quarter of 2017 were $28.9 million, compared with $13.6 million for the same period in 2016.

For the third quarter of 2017, Portola reported a net loss of $82.9 million, or $1.41 net loss per share, compared with a net loss of $92.9 million, or $1.64 net loss per share, for the same period in 2016.

Cash, cash equivalents and investments at September 30, 2017 totaled $597.8 million, compared with cash, cash equivalents and investments of $318.8 million as of December 31, 2016. The increase is due to the net proceeds of $380.6 million from the Company’s September 12, 2017 public offering.

If the FDA approves andexanet in Q1 2018, the Company will receive an additional $100 million from its royalty-based financing with Health Care Royalty Partners.

Conference Call Details

Portola will host a conference call today, Monday, November 6, 2017, at 4:30 p.m. Eastern Time, during which management will provide updates on the U.S. launch of Bevyxxa, third quarter 2017 financial results and other matters. The live call can be accessed by phone by calling (844) 452-6828 from the United States and Canada or (765) 507-2588 internationally and using the passcode 7269839. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company’s first medicine Bevyxxa® (betrixaban), an oral, once-daily Factor Xa inhibitor, was approved by the U.S. Food and Drug Administration in June 2017. The company is also working to advance two clinical programs for AndexXa® (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a SYK/JAK inhibitor in development to treat hematologic cancers.

Portola’s partnered program is focused on developing selective SYK inhibitors for inflammatory conditions. For more information, visit http://www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, cerdulatinib’s potential as a treatment for hematologic cancers and the potential of Portola’s other product candidates. Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA and/or EMA approval for one or more of our product candidates, regulatory developments in the United States and foreign countries; our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Cash, cash equivalents and investments	$569,128	$318,771
Prepaid research and development	1,888	7,299
Total current assets	579,952	328,928
Property and equipment, net	5,614	6,143
Intangible assets	7,996	3,151
Long-term investments	28,625	—
Prepaid and other long-term assets	9,609	5,214
Total assets	631,796	343,436
Accounts payable	17,463	14,546
Accrued research and development	24,144	23,818
Accrued compensation and other liabilities	12,975	6,502
Deferred revenue (current portion and long-term)	33,020	45,763
Total current liabilities	69,769	65,664
Notes payable, long-term	52,505	49,815
Long term debt	52,388	—
Long term obligation to Collaborator	8,000	8,000
Total liabilities	203,407	150,747
Total Portola stockholders’ equity	426,042	190,532
Noncontrolling interest (SRX Cardio)	2,347	2,157
Total stockholders’ equity	428,389	192,689
Total liabilities and stockholders’ equity	631,796	343,436

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Collaboration and license revenue	$3,828	$9,322	$12,743	$155
Operating expenses:
Cost of Sales	155	—	155	—
Research and development	55,273	87,209	135,210	190,822
Selling, general and administrative	28,856	13,556	64,206	45,374

Total operating expenses	84,284	100,765	199,571	236,196

Loss from operations	(80,456)	(91,443)	(186,828)	(236,041)
Interest and other income (expense), net	663	407	952	1,036
Interest expense	(3,148)	—	(8,243)	—

Net loss	(82,941)	(91,036)	(194,119)	(235,005)
Net income attributable to noncontrolling interest (SRX Cardio)	5	(1,853)	(190)	(1,853)

Net loss attributable to Portola	$(82,936)	$(92,889)	$(194,309)	$(236,858)

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(1.41)	$(1.64)	$(3.38)	$(3.81)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	58,940,764	56,508,426	57,569,593	56,459,418